UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 16, 2006
Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street
San Jose, California 95134
(Address of principal executive offices)

(408) 964-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 10, 2006, Sanmina-SCI Corporation (the “Company”) entered into a Letter Waiver (the “Credit Agreement Waiver Letter”) with the lenders under the Amended and Restated Credit and Guaranty Agreement, dated as of December 16, 2005 (as amended, the “Credit Agreement”).  Pursuant to the Credit Agreement Waiver Letter, the lenders under the Credit Agreement waived compliance by the Company with the requirements of the Credit Agreement to deliver financial statements and the compliance certificate for the quarter ended July 1, 2006 and any cross defaults with other indebtedness that may arise from the failure to deliver such financial statements.  The waiver was granted for the period commencing on the date of the Credit Agreement Waiver Letter through the earlier to occur of (i) the date that is one day prior to the date upon which the Company shall have any obligation to prepay any of its Senior Subordinated Notes or its Convertible Notes pursuant to the respective terms thereof and (ii) September 5, 2006.  During the same waiver period, the lenders waived compliance with certain conditions to extensions of credit under the Credit Agreement.

On August 10, 2006, the Company entered into a Letter Waiver (the “Receivables Waiver Letter”) with the purchasers under the Revolving Trade Receivables Purchase Agreement, dated as of September 23, 2005 (the “Purchase Agreement”).  Pursuant to the Receivables Waiver Letter, the purchasers under the Purchase Agreement waived compliance by the Company with the requirements of the Purchase Agreement to deliver financial statements for the quarter ended July 1, 2006 and any cross defaults with other indebtedness that may arise from the failure to deliver such financial statements.  The waiver was granted for the period commencing on the date of the Receivables Agreement Waiver Letter through October 10, 2006.  During the same waiver period, the purchasers waived compliance with certain conditions to the sale of receivables under the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: August 16, 2006	By:	/s/ David L. White
David L. White
Executive Vice President and Chief Financial Officer